Exhibit 3.2
STATE OF DELAWARE
CERTIFICATE OF CORRECTION
KB Home, a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware.
DOES HEREBY CERTIFY:
1.The name of the corporation is KB Home
2.That a Certificate of Amendment of Restated Certificate of Inc.
(Title of Certificate Being Corrected)
was filed by the Secretary of State of Delaware on April 2, 2009 and that said Certificate requires correction as permitted by Section 103 of the General Corporation Law of the State of Delaware.
3.The inaccuracy or defect of said Certificate is: (must be specific)

Article Ninth, section (a)(9)(C) incorrectly references section (k).

4.Article Ninth of the Certificate is corrected to read as follows:

Section (a)(9)(C) is to read: “(C) such other date as the Board of Directors shall fix in accordance with section (1) of this Article Ninth.”

IN WITNESS WHEREOF, said corporation has caused this Certificate of Correction this 10th day of October, A.D. 2024.

By: /S/ TONY RICHELIEU
Authorized Officer
Name: Tony Richelieu
Print or Type
Title: Secretary